UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 17, 2006

Financial Institutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-26481	16-0816610
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 Liberty Street, Warsaw, New York		14569
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-786-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2005 the Board of Directors of Financial Institutions, Inc. (the "Company") approved the compensation to be paid in 2006 to the Company’s non-management directors. On December 28, 2005 the Company filed a current report on Form 8-K describing that compensation program. The program described compensation that was to be paid effective with the Company’s 2006 annual organizational meeting, which is scheduled for May 3, 2006. On January 25, 2006 the Board of Directors elected Erland E. "Erkie" Kailbourne as Chairman of the Board of the Company and Chairman of the Board of the Company’s wholly owned subsidiary bank, Five Star Bank (the "Bank"). On February 22, 2006 the Board of Directors of the Company amended the 2006 Board Compensation program such that Mr. Kailbourne would receive the 2006 Chairman of the Board meeting fee effective January 25, 2006 and would receive in cash one-third of the Company and Bank 2006 annual retainer to reflect the period of time served prior to the Company’s annual organizational meeting. In addition the Company is providing the Chairman of the Board use of a Company owned vehicle.

The Board also clarified the 2006 Compensation program in regards to Bank Board and Bank Committee meetings held on different days. In the event a Bank Board or Bank Committee meeting is held on a day other than a Company meeting, fees will be paid in accordance with the schedule for Company meetings.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Mr. James E. Stitt, a Director and member of the Board Management Development and Compensation Committee notified the Company on January 17, 2006, that he would not be standing for re-election at the end of his current term, which expires on May 2, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Institutions, Inc.

February 24, 2006	By:	Ronald A Miller

Name: Ronald A Miller
Title: Executive Vice President and CFO